Exhibit 99.1

NEWS RELEASE

IMMEDIATE RELEASE

DATE: April 28, 2016

MEDIA CONTACT: Dan Lombardo, InvenTrust Properties Corp.

630-570-0605 or dan.lombardo@InvenTrustProperties.com

INVENTRUST PROPERTIES CORP. COMPLETES SPIN-OFF OF HIGHLANDS REIT, INC.

Takes Next Step Toward Becoming a Pure-Play Retail REIT

Oak Brook, Ill. – InvenTrust Properties Corp. (“InvenTrust” or “the Company”) today announced that it has successfully completed the spin-off of Highlands REIT, Inc. (“Highlands”) through the pro rata distribution of 100% of Highlands common stock to InvenTrust stockholders of record on April 25, 2016. On April 28, 2016, the distribution date, each InvenTrust stockholder received one share of Highlands common stock for every share of InvenTrust common stock held of record on April 25, 2016. As reported by Highlands in its Current Report on Form 8-K filed with the SEC on April 28, 2016, the board of directors of Highlands has established an estimated per share value of the Highlands common stock equal to $0.36 per share as of April 28, 2016. Following the distribution, InvenTrust no longer owns any shares of common stock of Highlands.

“This is the next step in executing our long-term portfolio strategy,” said Thomas P. McGuinness, President and CEO of InvenTrust. “This event brings InvenTrust closer to becoming a pure-play retail REIT, while also allowing the management teams at both companies to focus solely on their portfolio of assets to maximize value for the stockholders. I would also like to wish Richard Vance and his team at Highlands all the best as they embark on their future as an independent company.”

Highlands is an independent, self-managed, non-traded REIT with a dedicated management team focused on preserving, protecting and maximizing the total value of its portfolio. Highlands’ portfolio consists of seven single- and multi-tenant office assets, two industrial assets, six retail assets, two correctional facilities, four parcels of unimproved land and one bank branch.

Terms of the Spin-Off

InvenTrust stockholders now own shares in both InvenTrust and Highlands. The number of InvenTrust shares held by stockholders did not change as a result of the distribution of

Highlands common stock. Shares of Highlands common stock were distributed in book-entry form only. No physical share certificates of Highlands will be issued. There is no current trading market for the Highlands common stock, and Highlands does not intend to list any shares of its common stock on any securities exchange or other market in connection with the distribution.

Although the distribution of the outstanding shares of Highlands common stock was in the form of a taxable distribution to InvenTrust stockholders, InvenTrust does not anticipate recognizing a taxable gain as a result of the distribution. As a result, InvenTrust anticipates that the distribution will not increase its earnings and profits for 2016. Accordingly, so long as stockholders own InvenTrust common stock for the entire year in 2016, InvenTrust anticipates that the distribution of Highlands common stock will not increase the amount of dividend income stockholders will recognize for 2016 compared to the amount of dividend income InvenTrust stockholders would have recognized if the distribution had not occurred.

An Information Statement containing the details of the spin-off and important information about Highlands, including its business, financial condition and operations and risks related to its business, has been mailed to InvenTrust stockholders as of the record date. We urge you to read the Information Statement carefully. InvenTrust stockholders are also encouraged to consult their financial advisors and tax advisors regarding the particular consequences of the distribution in their situation and the applicability and effect of any U.S. federal, state, local and foreign tax laws.

InvenTrust Estimated Share Valuation

InvenTrust expects to announce its new estimated share value in early May 2016 which will reflect the spin-off of Highlands. InvenTrust has engaged an independent, third-party valuation firm to assist in the valuation. InvenTrust will provide a detailed explanation of the valuation method, analysis and process used by the valuation firm to estimate the new per share value. As a result of the Highlands spin-off, InvenTrust expects the value of the shares of InvenTrust stock to be lower, as the value of InvenTrust common stock will no longer reflect the value of the Highlands portfolio. Once the new estimated share value is determined, InvenTrust will file a Current Report on Form 8-K and disclose to stockholders the new estimated share value and how the estimated share value was calculated and determined.

ABOUT INVENTRUST PROPERTIES CORP.

InvenTrust became a self-managed REIT in 2014 and as of December 31, 2015, is an owner and operator of 112 multi-tenant retail properties. InvenTrust’s total retail portfolio comprises of 18.5 million square feet of retail space in 24 states. As of December 31, 2015, the Company also owned 11,039 student housing beds and 5.7 million square feet of non-core space. The pending sale of the Company’s student housing platform is expected to close by the end of the second quarter 2016.

Forward-Looking Statements Disclaimer

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. These statements include statements about our plans and strategies and future events, including statements concerning Highlands’ published estimated per share value of Highlands common stock, the anticipated tax consequences of the spin-off; the sale of University House, the anticipated timing to close the University House transaction, and anticipated timing with respect to publishing our new estimated share value, among other things. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain and involve known and unknown risks that are difficult to predict. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see the Risk Factors included in InvenTrust’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission, and the registration statement on Form 10 filed with the Securities and Exchange Commission by Highlands REIT, Inc. . InvenTrust intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.